Exhibit 23.2

Consent of Marcum LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 [File No. 333-281311] and Forms S-8 [File No. 333-222263], [File No. 333-225952], [File No. 333-230272], [File No. 333-237288], [File No. 333-239133], [File No. 333-272982], [File No. 333-281315] and [File No. 333-285683] of our report dated March 10, 2025, with respect to the consolidated financial statements of Myomo, Inc. as of December 31, 2024 and for the year then ended included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 9, 2026